Exhibit 99.1

Marker Therapeutics, Inc. Appoints Anthony H. Kim as Chief Financial Officer

Houston, TX – November 27, 2018 – Marker Therapeutics, Inc. (NASDAQ: MRKR), a clinical-stage immuno-oncology company, today announced the appointment of Anthony H. Kim as its new Chief Financial Officer. Michael J. Loiacono, who has served as the Company’s Chief Financial Officer and Chief Accounting Officer since August 2016, will continue in his role as Marker’s Chief Accounting Officer.

“I have known Tony Kim for almost twenty years and I consider him to be one of the most talented financial professionals I’ve worked with during that time. I am absolutely delighted to have him join our team at Marker Therapeutics,” commented President & CEO Peter L. Hoang. “Tony brings a wealth of knowledge and experience in the life sciences sector, along with strong relationships in the biotech- and healthcare-focused institutional investor community and has been our trusted lead advisor for the last year as we navigated our merger and financing process. As we continue to execute on our strategy, we recognize that the needs of our organization, the number of opportunities available to us, the breadth of our clinical portfolio, and the magnitude of our commitments in the marketplace have all increased dramatically. Accordingly, it was important to diversify and enhance the skillsets within our financial, accounting and strategic leadership. The addition of Tony Kim to our executive team will help accomplish this goal, as his talents are an excellent complement to Michael Loiacono’s expertise and experience as our Chief Accounting Officer.”

“I consider the opportunity to join Marker Therapeutics to be a great honor, given the transformative nature of the Company’s cell therapy platform,” said Mr. Kim. “Over my career, I’ve had the chance to work with many great companies, a number of which have had a major impact within the biotech sector that led to great advances in patient care. However, I believe Marker Therapeutics’ patient data are truly exceptional, generating excellent complete response rates in a meaningful number of patients to date. The durability of those complete responses is impressive compared to data I have seen with other therapies, and even more striking in the light of the notable lack of side effects when compared with other immunotherapy-based approaches. Moreover, I believe that the low cost of manufacturing these therapies is game-changing to the industry. It is my belief that Marker has the opportunity to truly transform the lives of patients afflicted by a variety of terrible cancers. I am absolutely thrilled to be part of the Company’s efforts to bring these therapies to patients.”

Mr. Loiacono stated, “It is exciting to add such a talented executive to the Marker team. I’ve had the pleasure of working in partnership with Tony for the last year, and I am delighted that he will now be joining our management team. Tony’s in-depth knowledge of the industry combined with his background in investor outreach will clearly play an integral role as we continue to build shareholder value, and will allow me to focus on managing the increasing scale and complexity of our financial reporting and compliance requirements.”

Prior to joining Marker Therapeutics, Mr. Kim was an Executive Director in the Healthcare Group at Nomura Securities International, Inc. Before joining Nomura, Mr. Kim was a Senior Vice President at Jefferies in their Healthcare group. Previously, he was an investment banker at Oppenheimer & Co. and J.P. Morgan Securities. Mr. Kim earned an AB in economics from the University of Chicago and an MBA with a concentration in finance from the UCLA Anderson School of Management.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e. tumor targets) and kill tumor cells expressing those targets. Once infused into patients, this population of T cells attacks multiple tumor targets and acts to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cells, when compared to current engineered CAR-T and TCR-based approaches, its products (i) are significantly less expensive and easier to manufacture, (ii) appear to be markedly less toxic, and (iii) are associated with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling therapeutic product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

Marker is also advancing several innovative peptide- and gene-based immuno-therapeutics for the treatment of cancer and metastatic disease, including our Folate Receptor Alpha program (TPIV200) for breast and ovarian cancers and our HER2/neu+ peptide antigen program (TPIV100/110) in Phase II clinical trials. In parallel, we are developing a proprietary DNA expression technology named PolyStart™ to improve the ability of the cellular immune system to recognize and destroy diseased cells.

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Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to our multi-antigen specific T cell therapies; our TPIV200 and TPIV100/110 programs and our PolyStart™ program; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; and, the timing and success of our clinical trials. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

Contacts
Marker Therapeutics, Inc.

Aaron Santos

(904) 862-6490 EXT. 102

investor.relations@markertherapeutics.com

Solebury Trout

Brad Miles

(646) 513-3125

bmiles@soleburytrout.com

Amy Bonanno

(914) 450-0349

abonanno@soleburytrout.com